CERTIFICATE OF TRUST

OF

USCF MUTUAL FUNDS TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

First: The name of the trust is “USCF Mutual Funds Trust” (herein, the “Trust”).

Second: The Registered Agent of the Trust in the State of Delaware is The Corporation Trust Company. The address of the Registered Agent of the Trust is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Third: The Trust is, or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

Fourth: Notice is hereby given that the Trust will issue one or more series of beneficial interests having the rights and preferences specified in the governing instruments of the Trust, as the same may be amended from time to time. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

Fifth: The board of trustees of the Trust reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by Delaware law.

Sixth: This Certificate of Trust shall become effective immediately upon filing with the Office of the Secretary of the State of Delaware.

IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has duly executed this Certificate of Trust on the 11th day of July, 2016.

By:	/s/ Nicholas Gerber
Sole Trustee

Name:	Nicholas Gerber